Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129842

PROSPECTUS SUPPLEMENT NO. 6

To Prospectus dated May 12, 2009

Computer Software Innovations, Inc.

13,252,672 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 12, 2009, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 13,252,672 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K dated March 5, 2010 filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2010.

The information contained in the report included in this Prospectus Supplement is dated as of the date set forth in such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 12, 2009, as supplemented on December 23, 2009, November 19, 2009, September 25, 2009, August 14, 2009 and May 20, 2009, which Prospectus Supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 12, 2009, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is March 9, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 5, 2010

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51758	98-0216911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 5, 2010, the Board of Directors (the “Board”) of Computer Software Innovations, Inc. (the “Company”) scheduled the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 12, 2010 at 9:00 a.m. Eastern Standard Time at the Company’s headquarters located at 900 East Main Street, Suite T, Easley, South Carolina 29640. The Board also set April 6, 2010 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ DAVID B. DECHANT
David B. Dechant Chief Financial Officer

Dated: March 9, 2010